EXHIBIT 99(B)

AMERICAN HONDA FINANCE CORPORATION

ANNUAL COMPLIANCE CERTIFICATE

I, John Weisickle, do hereby certify that I am the Vice President/Finance of American Honda Finance Corporation, a California corporation (the "Company"), and further certify on behalf of the Company in its capacity as servicer (the "Servicer") under the Sale and Servicing Agreement (the "Agreement") dated as of May 1, 2003 among the Servicer, American Honda Receivables Corp., as Seller, U.S Bank National Association, as Owner Trustee of Honda Auto Receivables 2003-2 Owner Trust and Citibank, N.A., as Indenture Trustee as follows:

(i)

A review of the activities of the Servicer during the twelve month period ended March 31, 2004, and of its performance under the Agreement has been made under my supervision;

(ii)

To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period; and

(iii)

To the best of my knowledge and information, no Event of Default nor any event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Agreement, has occurred or is continuing.

This certificate is being delivered to the Trustee pursuant to Section 3.11 of the Sale and Servicing Agreement effective May 1, 2003, which terms and conditions are incorporated in the Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of June, 2004.

/s/ John Weisickle

Name: John Weisickle

Title:   Vice President/Finance